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          FORM 4                                        OMB APPROVAL
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[ ] Check his box if no longer              OMB Number                 3235-0287
    subject to Section 16. Form 4           Expires:          September 30, 1998
    or Form 5 obligations may               Estimated average burden
    continue. See Instruction 1(b).         hours per response...............0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1.  Name and Address of Reporting Person

     Smith          G              Richard
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    (Last)         (First)       (Middle)

    16929 E. Enterprise Drive, Suite 202
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       (Street)

    Fountain Hills  AZ             85268
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    Coronado Industries, Inc. CDIK
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3.  IRS or Social Security
    Number of Reporting
    Person (Voluntary)

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4.  Statement for Month/Year

    July 1997
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5.  If Amendment,
    Date of Original
    (Month/Year)

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6.  Relationship of Reporting Person to Issuer(check all applicable)

     X   Director                      X   10% Owner
   -----                             -----
         Other (specify below)         X   Officer (give title below)
   -----                             -----

                                           Secretary
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

TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
- ----------------------------------------------------------------------------------------------------------
1. Title of Security 2. Trans- 3. Trans-  4. Securities Acquired (A) 5. Amount of   6. Owner-   7. Nature
  (Instr. 3)            action    action     or Disposed of (D)        Securities      ship        of In-
                        Date      Code       (Instr. 3, 4 and 5)      Beneficially     Form:       direct
                       (Month/  (Instr. 8)                              Owned at       Direct      Bene-
                         Day                                             End of        (D) or      ficial
                        Year)                                            Month         Indirect    Owner-
                                                      (A) or        (Instr. 3 and 4)   (I)         ship
                                 Code   V      Amount   (D)   Price                   (Instr. 4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------

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Common Stock        6/18/97        G         25,000      D              6,703,612         D
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Common Stock        7/25/97        G          3,000      D              6,700,612         D
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Common Stock        7/25/97        S         40,000      D    $1.00     6,660,612         D
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

1.  Title of Derivative Security   2.  Conver-      3. Trans-   4.  Transac-   5. Number of Deriv-
    (Instr. 3)                         sion or         action       tion Code     ative Securities Ac-
                                       Exercise        Date         (Instr. 8)    quired (A) or Dis-
                                       Price of        (Month/                    posed of (D)
                                       Deriv-          Day/                       (Instr. 3, 4, and 5)
                                       ative           Year)        -----------------------------------
                                       Security                     Code   V       (A)             (D)
--------------------------------------------------------------------------------------------------------

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6. Date Exer-          7.  Title and Amount of Under-  8. Price  9.  Number    10. Owner-   11. Na-
   cisable and Ex-         lying Securities               of         of Deriv-     ship         ture
   piration Date           (Instr. 3 and 4)               Deriv-     ative         Form         of In-
  (Month/Day/Year)                                        ative      Secur-        of De-       direct
                                                          Secur-     ities         rivative     Bene-
                                                          ity        Bene-         Secu-        ficial
                                                         (instr.5)   ficially      rity:        Own-
  ---------------------   ---------------------------                Owned         Direct       ership
  Date         Expira-                   Amount or                   at End        (D) or      (Instr. 4)
  Exer-        tion       Title          Number of                   of Month      Indirect(I)
  cisable      Date                      Shares                      Instr. 4)     (Instr. 4)
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
**Intentional  misstatements or omissions of facts  constitute  Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

                              /s/ G. Richard Smith                 8/18/97
                            --------------------------         --------------
                          **Signature of Reporting Person           Date

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